UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 20, 2008
(Date of earliest event reported)

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THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)
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Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

15550 Lightwave Drive

Third Floor

Clearwater, Florida 33760
(Address of Principal Executive Offices)

(727) 324-0046
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 20, 2008, Think Partnership Inc. (the “Company”) entered into an employment agreement with Mr. Stan Antonuk pursuant to which Mr. Antonuk will continue to serve as the Company’s interim chief executive officer (“CEO”).  At any time, the Board may replace Mr. Antonuk as CEO, upon which event he shall be employed under this agreement as Chief Operating Officer of the Company (“COO”), his position prior to his appointment as CEO.

The employment agreement provides for (i) a three year term; (ii) base salary equal to $300,000 per annum commencing April 18, 2008 while he serves as CEO and continuing during the term of the agreement, but decreasing to $250,000 per annum if he reverts to his COO position; (iii) an annual cash bonus as determined by the Company’s board of directors, (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (vi) other benefits that are generally available to the Company’s employees; and (vii) termination of the employment agreement (A) by the Company for “cause” or the disability of Mr. Antonuk, (B) automatically upon the death of Mr. Antonuk, or (C) by Mr. Antonuk for “good reason”.

The employment agreement defines “cause” to include Mr. Antonuk’s: (1) gross neglect of or negligence in the performance of his duties, including, but not limited to, materially unsatisfactory performance, failure to achieve his approved goals and objections, breach of his duties to the Company, demonstrable disloyalty, malfeasance or misfeasance as a officer of the Company, or any acts or failures to act which result in damages to the Company or its reputation; (2) failure or refusal to follow instructions given to him by the Chief  Executive Officer or the Board, as appropriate pursuant to Section 2 of the employment agreement; (3) violation of any provision of the Company’s Articles of Incorporation, Bylaws, or of any other stated policies, standards, or regulations; (4) being indicted in regard to any criminal offense, other than a misdemeanor not involving moral turpitude or a minor traffic violation, or sued in civil litigation which in any way materially relates to, or calls into question his integrity, honesty or fitness, or which interferes with his ability, to perform his duties; (5) violation or breach of any material term, covenant or condition contained in the employment agreement, which is not cured within 30 days after written notice thereof is received by Mr. Antonuk; or (6) the U.S. Securities and Exchange Commission (the “SEC”) issues an order prohibiting him from acting as an officer of the Company.

Further if the employment term is terminated by Mr. Antonuk for good reason, or if the Company terminates the agreement without cause, the Company shall be obligated to pay Mr. Antonuk (i) any accrued but unpaid base salary  and expense reimbursements due as of the date of termination, and (ii) a severance amount equal to all amounts of his annual base compensation as COO, less all applicable deductions, that would have become due and owing to him through the three (3) year anniversary of the date of the employment agreement discounted at the rate of 10% per annum or his usual base compensation due under the agreement for the balance of the term, as the Company in its sole and absolute discretion may elect  The employment agreement defines “good reason” to include a material breach by the Company of any of the terms of the employment agreement or the Company’s failure to pay any amounts due under the agreement and such breach, or failure to pay, is not cured within 30 days.

The foregoing description of the terms of Mr. Antonuk’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the agreement which is attached hereto as an exhibit and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

 (d)

Exhibits

Exhibit Number	Description
10.1	Employment Agreement effective as of May 20, 2008 between Stan Antonuk and Think Partnership Inc.

CAUTIONARY STATEMENT REGARDING EXHIBITS

The representations, warranties and covenants made by the Company or any subsidiary of the Company in any agreement filed as an exhibit to this Current Report on Form 8-K or in any amendment hereto are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, any third party.  Moreover, these representations, warranties and covenants should not be relied on as accurately describing or reflecting the current state of the Company’s affairs.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2008		THINK PARTNERSHIP INC.

	By:	/s/ Vaughn W. Duff
	Name:	Vaughn W. Duff
	Title:	General Counsel